QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 2.3

FORM OF SPECIAL LIABILITY ESCROW AGREEMENT

    This SPECIAL LIABILITY ESCROW AGREEMENT (this "Agreement") is entered into effective as of                , 2001 (the "Effective Date") by and among Advanced Digital Information Corporation, a Washington corporation ("Parent"), Randolph Hood and David Costine, (the "Stockholder Representatives"), as representatives (referred to in the Merger Agreement referenced below as the "Stockholders' Committee") of the former stockholders (the "Holders") of Pathlight Technology, Inc., a Delaware corporation (the "Company") and Mellon Investor Services LLC (the "Escrow Agent").

RECITALS

    A.  Parent, the Company and PTech Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") have entered into an Agreement and Plan of Merger, dated January  , 2001 (the "Merger Agreement"), pursuant to which Parent, on the Effective Date, acquired all of the outstanding shares of capital stock of the Company (the "Company Shares") through a merger of Merger Sub with and into the Company (the "Merger").

    B.  Pursuant to Section 1.8.1(c)(ii) of the Merger Agreement, a portion of the shares of common stock of Parent, no par value per share ("Parent Common Stock"), to be issued to the Holders in exchange for the Company Shares will be deposited in escrow with the Escrow Agent. The shares of Parent Common Stock so deposited will remain subject to certain indemnification claims that the Indemnified Parties may have under Article VIII of the Merger Agreement until released by the Escrow Agent pursuant to the terms hereof.

    C.  Pursuant to Section 1.9 of the Merger Agreement, the Stockholder Representatives have been duly appointed by the Holders.

    D.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement. In the event of any conflict between the terms of this Agreement (other than those terms that affect the rights, indemnification, duties or obligations of the Escrow Agent, which shall be governed exclusively by the terms of this Agreement) and the Merger Agreement, the terms of the Merger Agreement shall prevail.

AGREEMENT

    In consideration of the terms hereof, the parties hereto agree as follows:

1. Delivery of Escrow Amount; Indemnification

    (a) At the Effective Time, shares representing One Million Thirty Thousand (1,030,000) shares of Parent Common Stock shall be deposited in escrow with the Escrow Agent (the "Escrow Shares") in book entry form.

    (b) Pursuant and subject to Article VIII of the Merger Agreement, and subject to the procedures set forth herein, the Indemnified Parties shall be entitled to recover from the Escrow Shares the dollar amount of any Losses that may be suffered by the Indemnified Parties in connection with the Patent Litigation.

    (c) The indemnification period with respect to the Escrow Shares shall survive the Closing until 30 days after the Patent Litigation is completely resolved through a court ruling the time for appeal from which shall have expired or final and binding settlement (the "Escrow Period"). During the Escrow Period, the Indemnified Parties may make claims from the Escrow Shares for any Losses as provided in paragraph (b) above. In addition, indemnity may be sought from the Escrow Shares after expiration of the Escrow Period if a Claim Notice (as defined in Section 4 below) specifying the Losses (including the amount thereof) giving rise to such right to indemnity shall have been delivered to the Stockholder

Representatives prior to expiration of the Escrow Period; and, in such a case, the Escrow Period shall be extended with respect to the Escrow Shares covered by the pending Claim Notice until the matters referenced in the Claim Notice, subject to the objection of the Stockholder Representatives and the subsequent resolution of the matter in the manner provided in Section 4 hereof, are resolved in accordance with the procedures set forth herein.

    (d) Upon termination of the Escrow Period, Parent and the Stockholder Representatives jointly shall, as soon as practicable, notify the Escrow Agent that the Escrow Period has terminated and supply the Escrow Agent with a schedule (the "Schedule"), updated as of the last day of the Escrow Period, setting forth the aggregate number of Escrow Shares to be released from Escrow (the "Released Escrow Amount"), including the specific number of Escrow Shares to be released to each Holder. The Released Escrow Amount shall be delivered by the Escrow Agent to the Holders in accordance with such Schedule within ten (10) days of the Escrow Agent's receipt of the Schedule. Upon the final determination of any pending indemnification Claims, the Escrow Shares being held pending such determination shall be distributed by the Escrow Agent promptly upon receipt and in accordance with the terms of the relevant notice or memorandum stipulated in Section 4 hereof.

    (e) For purposes of this Agreement and Article VIII of the Merger Agreement, the satisfaction of any Losses owed under Section 1(b) of this Agreement shall be made by delivery by the Escrow Agent to Parent of that number of Escrow Shares calculated by dividing the dollar value of any Losses by $      [dollar amount to be the average closing price of the Parent Common Stock on the ten business days prior to the Effective Date]. Such calculation shall be contained in the applicable Claim Notice or other relevant notice or memorandum stipulated in Section 4 hereof. The Escrow Agent shall have no duty or responsibility to make or verify any of the foregoing calculations, its sole responsibility being the disbursement of explicitly specified portion of the Escrow Shares in accordance with specific written instructions provided to it.

    (f)  The Escrow Agent shall hold the Escrow Shares in accordance with the terms and conditions of this Agreement. All obligations of the Escrow Shares shall terminate upon final delivery of all of the Escrow Shares to the appropriate party or parties in accordance with the terms of this Agreement. This Agreement shall terminate upon final delivery of the Escrow Shares in accordance with the preceding sentence.

    (g) To the extent it is necessary to satisfy a claim by the Indemnified Parties by delivering a fractional Escrow Share, the Escrow Agent shall round such fractional Escrow Share to the nearest whole share, with .5 of an Escrow Share being rounded up.

    (h) The Escrow Shares shall be for the exclusive benefit of the Indemnified Parties as provided here and in the Merger Agreement and no other party shall have any right, title or interest therein other than the Holders' underlying ownership interest in the Escrow Shares.

2. Administration

    (a) The Escrow Agent shall accept, hold and safeguard the Escrow Shares during the term of the Escrow Period and shall administer, hold and dispose of such Escrow Shares only in accordance with the explicit terms of this Agreement, the Merger Agreement, and as instructed in writing by Parent and the Stockholder Representatives, as applicable, which instructions shall be in accordance with this Agreement.

    (b) Notwithstanding the escrow of the Escrow Shares, dividends or other distributions declared and paid on such shares shall continue to be paid by Parent to the Holders and all voting rights with respect to such shares shall inure to the benefit of and be enjoyed by the Holders; provided, however, that in the event that any Escrow Shares are delivered to the Indemnified Parties in satisfaction of any Losses pursuant to Article VIII of the Merger Agreement, the Holders shall forfeit to the Indemnified

Parties any unpaid dividends or other distributions associated with such Escrow Shares. Any securities received by the Escrow Agent in respect of any Escrow Shares held in escrow as a result of any stock split or combination of shares of Parent Common Stock, payment of a stock dividend or other stock distribution in or on shares of Parent Common Stock, or change of shares of Parent Common Stock into any other securities pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of Parent, or otherwise, shall be held by the Escrow Agent as, and shall be included within the definition of, the Escrow Shares.

3. Book Entry Transfer; Issuance of Stock Certificates

    The Escrow Shares shall be held by the Escrow Agent in book entry form. When Escrow Shares are to be delivered to the Holders hereunder, the Escrow Agent shall deliver the Escrow Shares by giving appropriate book entry transfer instructions to the Parent's transfer agent or, in the event one or more Holders request a certificate representing such shares, by instructing the Parent's transfer agent issue certificate(s) evidencing the appropriate number of Escrow Shares to each requesting Holder.

4. Procedure; Claims

    (a) At such time or times as the Indemnified Party(ies) desire indemnification under Section 1(b) hereof, the Indemnified Party(ies) shall give written notice (the "Claim Notice") of such Claim to the Stockholder Representatives. Any such Claim Notice shall describe the facts and circumstances on which the asserted Claim for indemnification is based, the basis for the determination of the amount which the Indemnified Party intends to recover, and the number of Escrow Shares to be released to satisfy the Losses on which the Claim Notice is based, calculated in accordance with Section 1(e) hereof.

    (b) If, within 30 days of the receipt by the Stockholder Representatives of a Claim Notice, the Stockholder Representatives contest in writing to the Indemnified Party that Losses identified in such Claim Notice constitute indemnifiable Claims, or contest the amount of such claimed Losses (the "Representative Notice"), then the Indemnified Party and the Stockholder Representatives, acting in good faith, shall attempt to reach agreement with respect to such dispute. Unless a Claim is contested within such 30-day period, the Indemnified Party shall be paid the amount of the Losses related to such Claim or the uncontested portion thereof. The Stockholder Representatives shall not object to any Claim unless (i) it believes in good faith that the Indemnified Party is not entitled to be indemnified with respect to the Losses specified therein or the amount of such Losses, or (ii) it lacks sufficient information to assess the validity or amount of the Claim. If the Stockholder Representatives object to a Claim on the basis that it lacks sufficient information, they shall promptly request from the Indemnified Party any additional information reasonably necessary for it to assess such Claim and the Indemnified Party shall, to the extent the Indemnified Party reasonably can, provide additional information reasonably requested. Upon receipt of such additional information, the Stockholder Representatives shall review it as soon as reasonably practicable and notify the Indemnified Party of any withdrawal or modification of the objection. If the Indemnified Party and the Stockholder Representatives are unable to reach agreement with respect to any contested Claims within 45 days of the delivery of the Representative Notice, the matter shall be settled by binding arbitration in Seattle, Washington as set forth below. All claims shall be settled in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). The Stockholder Representatives and the Indemnified Party shall each designate one arbitrator within 15 days after the termination of such 45-day period. The Stockholder Representatives and the Indemnified Party shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within 70 days of delivery of the Representative Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Stockholder Representatives or the Indemnified Party fails to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. One half of the fees and expenses of the arbitrators shall be paid from proceeds of the Escrow Shares and the other half shall be paid by Parent. The Stockholder Representatives and the Indemnified Party shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 30 days after the appointment of the last arbitrator. The final decision of the majority of the arbitrators shall be furnished to the Stockholder Representatives and the Indemnified Party in writing and shall constitute the conclusive determination of the issue in question binding upon the Stockholder Representatives, the Holders, and the Indemnified Party, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' decision.

    (c) Parent shall assume the defense and handling of the Patent Litigation (with the expenses relating thereto, subject to Article VIII of the Merger Agreement, being paid from time to time by a Claim against the Indemnification Escrow as such expenses are incurred by Parent), and shall conduct the defense in such manner as it may deem appropriate. Parent shall keep the Stockholder Representatives reasonably apprised of the status of the Patent Litigation and shall not settle the Patent Litigation without the prior written consent of the Stockholder Representatives, which consent shall not be unreasonably withheld. The Stockholder Representatives shall provide reasonable cooperation to Parent with respect to the Patent Litigation and shall be entitled to select special counsel to the Holders to represent the Holders with respect to such settlement at such Holders' expense.

5. Provisions Regarding the Escrow Agent

  5.1 Liability of the Escrow Agent

    The duties of the Escrow Agent hereunder are purely ministerial in nature. In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent (each as finally determined by a court of competent jurisdiction). The Escrow Agent shall be fully protected in relying on and shall not incur any liability for any action taken, suffered or omitted to be taken in reliance on any instrument, including any written statement, memorandum, decision, notice or affidavit provided for in this Agreement that the Escrow Agent shall believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority, provided that the Escrow Agent believed that such forgeries, fraud, or impersonations were genuine and acted without gross negligence or willful misconduct (each as finally determined by a court of competent jurisdiction). In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or omitted to be taken by it in accordance with the advice of counsel; provided that the Escrow Agent exercised reasonable care in the selection of such counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

  5.2 Fees and Expenses

    It is understood that the fees, expenses and usual charges agreed on for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the parties request a substantial modification of its terms (and the Escrow Agent agrees to the such modification), or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and shall be reimbursed for all reasonable costs, attorneys' fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy, or litigation and the Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by the Escrow Agent in this escrow until such compensation, fees, costs, and expenses are paid. Parent shall pay for the Escrow Agent's fees and expenses incurred in connection with this Agreement, and the Holders shall reimburse Parent for one half of the Escrow Agent's fees and expenses incurred in connection with this Agreement, through a Claim made by Parent against the Escrow Shares.

  5.3 Controversies

    If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by agreement by the parties as provided by Section 4 hereof. In such event, the Escrow Agent will not be liable for interest or damage. The Escrow Agent is authorized to deposit with the arbitrator all documents and funds held in escrow, except all costs, expenses, charges, and reasonable attorneys' fees incurred by the Escrow Agent due to the action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

    In addition, in the event of any dispute between the parties to this Escrow Agreement, or between any of them and any other person, resulting in adverse claims or demands being made upon any of the Escrow Shares, or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, file a suit as interpleader in a court of appropriate jurisdiction, or refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such dispute shall continue or such doubt shall exist. The Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of all parties have been fully and finally adjudicated by a court of appropriate jurisdiction or (ii) all differences and doubt shall have been resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. The rights of the Escrow Agent under this Section are cumulative of all other rights which it may have by law or otherwise.

  5.4 Indemnification and Exculpation of the Escrow Agent.

    Parent and the Holders agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, costs, settlements, judgments, fines, penalties, damages, liabilities, and expenses, including reasonable costs of investigation, attorneys' fees, including allocated costs of in-house counsel, and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with its execution and delivery of this Agreement or the performance of its duties under this Agreement, including, but not limited to, any litigation arising from this Agreement or involving its subject matter, unless such loss, cost, settlement, judgment, fine, penalty, damage, liability, claim or expense shall have been finally determined by a court of competent jurisdiction to be a result of the Escrow Agent's gross negligence or willful misconduct. The Escrow Agent shall have no liability under this Agreement except for its own gross negligence or willful misconduct (each as finally determined by a court of competent jurisdiction). Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such damages and regardless of the form of action. The obligations of Parent and the Holders under this Section and Section 5.2 shall survive termination of this Agreement and the resignation or substitution of the Escrow Agent.

  5.5 Resignation of the Escrow Agent

    The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however that no such resignation shall become effective until the appointment of a successor escrow agent, which shall be accomplished as follows: Parent and the Stockholder Representatives shall use their best efforts to mutually agree on a successor escrow agent within thirty days after receiving such notice. If Parent and the Stockholder Representatives fail to agree on a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of Washington, which successor escrow agent shall be reasonably acceptable to Parent and the Stockholder Representatives. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon the effective appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement. If a successor escrow agent is not appointed within the above time frames, then the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

6. Representations and Warranties

    Each of the parties represents and warrants with respect to itself only as follows: (i) that it has full power and authority to execute, deliver and perform its obligations under this Agreement; (ii) that all action on the part of such party necessary for the due authorization, execution, delivery, and performance of this Agreement, the consummation of the transactions contemplated hereby, and the performance of each party's obligations hereunder has been taken; (iii) that this Agreement has been duly authorized, executed, and delivered by such party; and (iv) that this Agreement is a legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

7. Amendments

    This Agreement may not be amended except by an instrument signed by Parent and the Stockholder Representatives. No such amendment shall be effective to alter or enlarge the Escrow Agent's rights, duties, discretion, and obligations hereunder without its prior consent and each of the Holders has granted to the Stockholder Representatives the authority and discretion, so long as such authority and discretion is exercised in good faith, to enter into such amendments as he chooses in the exercise of such discretion.

8. General

  8.1 Specific Enforcement

    The parties expressly agree that they will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any party, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions of this Agreement.

  8.2 Assignment

    This Agreement will not be assigned by operation of law or otherwise without the prior written consent of the other parties (acting in the case of the Holders through the Stockholder Representatives).

  8.3 Notices

    Any notice under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d), or (d) three days after deposit with the U.S. Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by 10 days advance written notice to the other parties given in the foregoing manner.

    To Parent:

    Advanced Digital Information Corporation
    11431 Willows Road
    Redmond, WA 98052
    Attention: Linda Schoemaker, Senior Vice President and General Counsel

    with a copy to:

    Perkins Coie LLP
    1201 Third Avenue, Suite 4800
    Seattle, WA 98101-3099
    Facsimile: (206) 583-8500
    Attention: Scott Gelband

    To the Stockholder Representatives:

    David Costine

    Facsimile:

    and to

    Randolph Hood

    Facsimile:

    with a copy to:

    To the Escrow Agent:

    Mellon Investor Services LLC
    Suite 1220
    520 Pike Street
    Seattle, WA 98101
    Facsimile: (206) 674-3059

    with a copy to:

  8.4 Governing Law; Jurisdiction; Venue

    This Agreement shall be governed by and construed under the laws of the state of Washington without regard to principles of conflict of laws; provided, however, that all provisions regarding the rights, duties and obligations of the Escrow Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. The parties (other than the Escrow Agent) irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action relating to this Agreement.

  8.5 Parties in Interest

    This Agreement will be binding on and inure solely to the benefit of each party and its permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other person or entity any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

  8.6 Severability

    If any term or other provision of this Agreement is determined by a court or by arbitration to be invalid, illegal, or incapable of being enforced under any rule of law, or public policy, all other conditions and provisions of this Agreement will remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

  8.7 Entire Agreement; Counterparts

    This Agreement constitutes the entire agreement among the parties with respect to this subject matter and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to this subject matter. This Agreement may be executed in two or more counterparts, which together shall constitute one instrument.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

ADVANCED DIGITAL INFORMATION CORPORATION
By	Its
STOCKHOLDER REPRESENTATIVES
By	David Costine
Randolph Hood
MELLON INVESTOR SERVICES LLC, AS ESCROW AGENT
By	Its

QuickLinks

FORM OF SPECIAL LIABILITY ESCROW AGREEMENT
RECITALS
AGREEMENT